Exhibit 99.1
STONE ENERGY CORPORATION
Announces Impact from Hurricane Gustav
LAFAYETTE, LA. September 5, 2008
     Stone Energy Corporation (NYSE: SGY) today provided an update on the impact of Hurricane Gustav on its operations. The adverse weather conditions associated with Hurricane Gustav resulted in substantially all offshore drilling and production activities in the Gulf of Mexico being suspended as of Saturday, August 30th. Stone safely evacuated all employee and contract personnel prior to the arrival of the storm. Net daily production (including volumes from the acquired Bois d’Arc properties) of approximately 310 million cubic feet of natural gas equivalent (Mmcfe) was shut-in as a result of the hurricane.
     Flyovers of company and certain outside operated properties have begun and based on an initial assessment, all facilities and infrastructure appear to have remained intact. The initial inspections indicate that minimal property damage occurred to some of its facilities. Repairs will begin shortly as Stone had secured railing, grating and other equipment and supplies in advance of the hurricane entering into the Gulf of Mexico. Stone insures selected properties and facilities subject to a deductible; however, Stone does not maintain coverage for business interruption.
     Stone has deployed personnel back to its Gulf of Mexico properties and is beginning to restore production. Factors beyond Stone’s control will affect the timing in fully restoring production even if all the Stone facilities are operational. These factors include the testing and condition of pipelines and gas processing plants operated by third parties, as well as the availability of electrical power to operate third party onshore facilities. Regarding Stone’s drilling program, none of the four contracted rigs were damaged by the storm, and all are progressing toward resumption of operations. Stone expects to provide a further update on its operations and production next week as additional information becomes available.
     Stone Energy is an independent oil and natural gas company headquartered in Lafayette, Louisiana, and is engaged in the acquisition, exploration, exploitation, development and operation of oil and gas properties located primarily in the Gulf of Mexico. For additional information, contact Kenneth H. Beer, Chief Financial Officer, at 337-237-0410-phone, 337-237-0426-fax or via e-mail at CFO@StoneEnergy.com.
     Certain statements in this press release are forward-looking and are based upon Stone’s current belief as to the outcome and timing of future events. All statements, other than statements of historical facts, that address activities that Stone plans, expects, believes, projects, estimates or anticipates will, should or may occur in the future, including future production of oil and gas, future capital expenditures and drilling of wells and future financial or operating results are forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include the timing and extent of changes in commodity prices for oil and gas, operating risks and other risk factors as described in Stone’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission (“SEC”). Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, Stone’s actual results and plans could differ materially from those expressed in the forward-looking statements.